Exhibit (i)

[VEDDERPRICE LETTERHEAD]

                                                                  July 23, 2002
Cash Account Trust
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 23 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Cash Account Trust (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value ("Shares"), in the Money Market Portfolio, the Government Securities Portfolio and the Tax-Exempt Portfolio (each, a "Portfolio" and collectively, the "Portfolios"). The Money Market Portfolio has four classes of Shares as follows: Service Shares, Premium Reserve Money Market Shares, Institutional Money Market Shares and Premier Money Market Shares - Money Market Portfolio. The Government Securities Portfolio has two classes of Shares as follows: Service Shares and Premier Money Market Shares
- Government Portfolio. The Tax-Exempt Portfolio has four classes of Shares as follows: Service Shares, Tax-Exempt Cash Managed Shares, Scudder Tax-Exempt Cash Institutional Shares and Premier Money Market Shares - Tax-Exempt Portfolio.

         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the  foregoing  and  assuming  that the Fund's  Amended  and
Restated Agreement and Declaration of Trust dated March 17, 1990, the Establishment and Designation of Classes of Shares of Beneficial Interest dated November 17, 1998, the Establishment and Designation of Classes of Shares of Beneficial Interest dated September 28, 1999, the Amended and Restated Establishment and Designation of Additional Class of Shares of Beneficial Interest dated November 16, 1999 for the Tax-Exempt Portfolio, the Redesignation of Classes of Shares of Beneficial Interest and Establishment and Designation of Additional Class of Shares of Beneficial Interest dated November 16, 1999 for the Money Market Portfolio, and the Establishment and Designation of Classes of Shares of Beneficial Interest dated November 16, 1999 for the Government Securities Portfolio, and the By-Laws of the Fund adopted November 28, 1989 and amended November 29, 2000, are presently in full force and effect and have not been amended in any

VEDDERPRICE



Cash Account Trust
July 23, 2002
Page 2



material respect and that the resolutions adopted by the Board of Trustees of the Fund on November 28, 1989, March 17, 1990, November 17, 1998, September 28, 1999, November 16, 1999, March 21, 2000 and November 29, 2000, relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any material respect, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferable shares under the laws of the Commonwealth of Massachusetts and is authorized to issue an unlimited number of Shares in the Portfolios; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share, and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.


         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or any Portfolio. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or of a particular Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate share or undertaking made or issued by the Trustees or officers of the Fund. The Amended and Restated
Agreement and Declaration of Trust provides for indemnification out of the property of a particular Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the relevant Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                    Very truly yours,

                                    /s/ Vedder, Price, Kaufman & Kammholz

                                    VEDDER, PRICE, KAUFMAN & KAMMHOLZ




RJM/DAS